                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        Matthews Studio Equipment Group
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [x]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
          1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
          2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
          4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
          5)  Total fee paid:

          ----------------------------------------------------------------------
     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid:

          ----------------------------------------------------------------------
          2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
          3)  Filing Party:

          ----------------------------------------------------------------------
          4)  Date Filed:

          ----------------------------------------------------------------------

                       MATTHEWS STUDION EQUIPMENT GROUP
                               2405 Empire Avenue
                         Burbank, California 91504-3399
                                 (818) 843-6715

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To be held March 27, 1997 at 10:00 a.m.


The Annual Meeting of Shareholders of Matthews Studio Equipment Group (the "Company") will be held at 10:00 a.m. local time, Thursday, March 27, 1997, at the Burbank Airport Hilton Hotel, 2500 North Hollywood Way, Burbank, California, to consider and act upon the following matters:

     1. To elect nine directors to hold office during the ensuing year until their respective successors are elected and qualified.

     2. To amend the Articles of Incorporation to eliminate inapplicable language regarding the Company's business.

     3. To ratify Ernst & Young LLP as the Company's independent accountants for the fiscal year ending September 30, 1997.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

Shares represented by properly executed proxies hereby solicited by the Board of Directors of the Company will be voted in accordance with instructions specified therein. It is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons named in the accompanying Proxy Statement, for proposals 2 and 3 and in favor of other matters as recommended by the Board of Directors, as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 25, 1997, as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting and all adjournments thereof.

                                         By Order of the Board of Directors,


                                         /s/ Gregory Moiseeff

                                         Gregory Moiseeff
                                         Secretary

Burbank, California
March 7, 1997

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE WILL APPRECIATE A PROMPT RETURN OF YOUR SIGNED PROXY CARD TO ENSURE YOUR REPRESENTATION AT THE MEETING. ANY SHAREHOLDER ATTENDING THE MEETING MAY REVOKE HIS OR HER PROXY AT THAT TIME AND MAY THEN VOTE HIS OR HER SHARES IN PERSON EVEN IF HE OR SHE HAS PREVIOUSLY RETURNED A PROXY. PLEASE ADVISE THE COMPANY'S TRANSFER AGENT, U.S. STOCK TRANSFER CORPORATION, 1745 GARDENA AVENUE, GLENDALE, CA 91204, OR OUR INVESTOR RELATIONS DEPARTMENT, IF THE ADDRESS ON THE ACCOMPANYING MATERIAL IS INCORRECT.

                        MATTHEWS STUDIO EQUIPMENT GROUP
                               2405 Empire Avenue
                           Burbank, California 91504
                                   __________


                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                           To be held March 27, 1997

                                   __________


                              GENERAL INFORMATION

This proxy statement (this "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Matthews Studio Equipment Group (the "Company"), for use at its Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m. local time, Thursday, March 27, 1997, at the Burbank Airport Hilton Hotel, 2500 North Hollywood Way, Burbank, California, and at any adjournment or postponement of the Meeting. The Company intends to mail this Proxy Statement, the form of proxy to be utilized at the Meeting and the accompanying material on or about March 7, 1997. The Company's 1996 Annual Report to Shareholders and Form 10-Q for the quarter ended December 31, 1996 are transmitted herewith, but are not incorporated in and are not part of this material.

Record Date and Voting

The Board has fixed the close of business on February 25, 1997, as the record date (the "Record Date") for the determination of the holders of Common Stock, no par value per share (the "Common Stock"), and the preferred stock (the "Preferred Stock"), entitled to notice of and to vote at the Meeting, and at any adjournment or postponement of such Meeting. As of the Record Date, there were outstanding 10,331,591 shares of Common Stock and 1 share of Preferred Stock.

Quorum, Cumulative Voting and Voting Requirements

The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for the purpose of determining whether there is a quorum at the Meeting. In the election of directors, the holders of the Common Stock are entitled to elect nine directors with the nine candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, shareholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes per share of stock held in their name or to distribute such votes among as many candidates as they see fit. Shareholders may cumulate their votes by designating the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card and shareholders' votes cumulated in the manner described above can be distributed among the remaining candidate or candidates, in the proportions determined by the shareholders, by writing the number of votes allocated to the remaining candidate or candidates in the space provided on the proxy card. Votes can also be distributed equally among all candidates or certain candidates, by writing the appropriate information in the space provided on the proxy card. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved. The Preferred Stock has no right to receive notice of or to vote at the Meeting at the present time.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of February 25, 1997 by (i) each director and nominee for director, (ii) the Chairman and Chief Executive Officer and each of the four most highly compensated executive officers of the Company and (iii) all directors and executive officers of the Company as a group:

Name and Address of                       Number of Shares                  Percentage of
Beneficial Owner /1/                   Beneficially Owned /2/                 Common Stock /2/
----------------------------------------------------------------------------------------------
     Carlos D. De Mattos                       2,057,117 /3/                            19.91%
     Edward Phillips                           2,057,117 /4/                            19.91%
     Ernst F. Nettma                             105,000 /5/                                1%
     Jack Brehm /6/                               27,000 /7/                      Less than 1%
     Jerome E. Farley /8/                         10,000 /9/                      Less than 1%
     John H. Donlon /10/                          10,000/11/                      Less than 1%
     Benjamin P. Giess /12/                    4,132,464/13/                            40.00%
     ING Equity Partners, L.P. I /14/          4,132,464/15/                            40.00%
     John F. Jastrem /16/                         10,000/17/                      Less than 1%
     John A. Alonzo                                5,000/18/                      Less than 1%
     All officers and directors
     as a group (10 persons)                   8,413,698                                81.44%

 --------------------------------------------------

/1/ Unless otherwise noted, all shares are beneficially owned and the sole voting power is held by the person indicated, and the address of each of these individuals is: c/o Matthews Studio Equipment Group, 2405 Empire Avenue, Burbank, California 91504.

/2/  Based on 10,331,591 shares of Common Stock outstanding.

/3/ Includes 1,816,450 shares owned by a family trust with trust management vested in the named director as the trustee, and 100,000 shares owned by a limited liability company owned by such family trust. Also includes an option to purchase 140,667 shares of Common Stock.

-----------------------------------

/4/ Includes 1,847,450 shares owned by a family trust with trust management vested in the named director as the trustee, and 69,000 shares owned by the named director directly. Also includes an option to purchase 140,667 shares of Common Stock.

/5/  Includes options to purchase 100,000 shares of Common Stock.

/6/ This individual's address is: 19501 Greenbriar Drive, Tarzana, California 91356.

/7/ Includes an option to purchase 15,000 shares of Common Stock, and the exercisable portion (to purchase 10,000 shares) of an option to purchase a total of 15,000 shares of Common Stock.

/8/ This individual's address is: 4100 West Alameda Avenue, Burbank, California 91505.

/9/ Represents the exercisable portion (to purchase 10,000 shares) of an option to purchase a total of 15,000 shares of Common Stock.

/10/ This individual's address is:  2813 West Alameda Avenue, Burbank,
     California 91505.

/11/ Represents the exercisable portion (to purchase 10,000 shares) of an option to purchase a total of 15,000 shares of Common Stock.

/12/ This individual's address is:  135 East 57th Street, 16th Floor, New York,
     New York 10022.

/13/ Mr. Giess disclaims beneficial ownership of these shares. Mr. Giess is an executive officer of Lexington Partners, Inc., which is the sole general partner of Lexington Partners, L.P., the sole general partner of ING Equity Partners, L.P. I ("ING"); however, the Company has been advised by Mr. Giess that he does not exercise sole or shared voting or dispositive power with respect to the shares of Common Stock and Preferred Stock held by ING described in footnote 15.

/14/ This company's address is:  135 East 57th Street, 16th Floor, New York, New
     York 10022.

/15/ Includes a warrant to purchase 2,322,464 shares of Common Stock (the
     "Warrant"). ING is entitled to certain contingent voting rights for the 2,322,464 shares underlying the Warrant pursuant to a share of the Company's Preferred Stock issued to ING. These voting rights primarily arise upon the occurrence of an event of default under the Purchase Agreement between the Company and ING. Also includes the exercisable portion (to purchase 10,000 shares) out of an option issued to ING as consideration for services of its appointee, Benjamin P. Giess, to purchase a total of 15,000 shares of Common Stock.

/16/ This individual's address is:  1913 Ripley Avenue, Redondo Beach,
     California 90278.

/17/ Represents the exercisable portion (to purchase 10,000 shares) of an option to purchase a total of 15,000 shares of Common Stock.

/18/ Represents the exercisable portion (to purchase 5,000 shares) of an option to purchase a total of 15,000 shares of Common Stock.

                              CERTAIN TRANSACTIONS

In July, 1995, the Company entered into a Purchase Agreement (the "Purchase Agreement') with ING Equity Partners, L.P. I ("ING") pursuant to which the Company sold to ING for a total purchase price of $5 million (i) its senior subordinated promissory notes in the principal amount of $5 million, bearing interest at an initial rate of 10% per annum, (ii the Warrant entitling ING to purchase 2,322,464 of the Company's authorized shares of Common Stock at an initial purchase price per share of $2.50 and having certain anti-dilutive rights and (ii a share of Preferred Stock of the Company entitling ING to certain voting rights with respect to the number of shares underlying the Warrant. As part of the transaction, the Company, Carlos D. De Mattos, Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of the Company, Edward Phillips, President of Matthews Studio Equipment, Inc., together with certain affiliates of Mr. De Mattos and of Mr. Phillips, entered into a Stockholders Agreement with ING pursuant to which the Company agrees to nominate and Messrs. De Mattos and Phillips and their affiliates agree to vote for, two representatives of ING to the Board of Directors of the Company. Also, the parties agree to set the number of members of the Board of Directors at nine. ING's current nominees are Benjamin P. Giess and John F. Jastrem. No other arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

Nine directors are to be elected at the Meeting to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute as may be nominated by the Company. Management has no present knowledge that any persons named will be unavailable to serve.

Information Concerning Incumbent Directors and Nominees to the Board of
Directors

The following table sets forth the names and certain information concerning the incumbent directors, all of whom are also nominees for election as directors, and each of whom has consented to being named herein and to serve if elected.

     (NAME)                                (AGE)                        (POSITION)
     -----                                 -----                        ----------
     Caqrlos D. Mattos                     44                            Chairman of the Board, Chief Executive
                                                                         Officer, Chief Financial Officer
     Edward Phillips                       50                            Director, President of Matthews Studio
                                                                         Equipment, Inc.
     Ernst F. Nettmann                     57                            Director, President of Matthews Studio
                                                                         Electronics, Inc.
     Jack Brehm                            68                            Director
     John H. Donlon                        51                            Director
     Jerome E. Farley                      56                            Director
     Benjamin P. Giess                     34                            Director
     John F. Jastrem                       41                            Director
     John A. Alonzo                        62                            Director

Directors are elected at the annual meeting of shareholders and hold office for one year or until their successors are elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

Carlos D. De Mattos has served as a director and the Company's chairman and chief executive officer since January 1995, and prior thereto as the Company's co-chairman and chief executive officer from February 1989 to January 1995. Mr. De Mattos became chief financial officer of the Company in April, 1996. Mr. De Mattos has continuously been co-chairman of the board and chief financial officer of Matthews Studio Equipment, Inc. since 1976. He is a co-recipient of two Technical Achievement Awards from the Academy of Motion Picture Arts and Sciences for the Tulip Crane and for the development of the Cam-Remote(R) System in March 1983 and March 1985, respectively. He is also a co-recipient of a Technical Achievement Award from the Academy of Television Arts and Sciences for the development of the Cam-Remote(R) System in September 1989. Mr. De Mattos is an active member of the principal trade associations pertaining to the industry serviced by the Company. In June 1991, the government of Portugal inducted him into the select membership of the prestigious Order of Henry the Navigator as a Knight Commander. He is a member of the Academy of Motion Picture Arts and Sciences, the American Society of Cinematographers and the Portuguese-American Leadership Council of the United States based in Washington, D.C.

Edward Phillips has served as a director of the Company since February 1989. Until December 31, 1994 he was the co-chairman of the Company's board of directors. He also served as the Company's chief operating officer from February 1989 to January 1995. Continuously since 1976, Mr. Phillips has been co-chairman of the board and president of Matthews Studio Equipment, Inc. Mr. Phillips has been responsible for the design and engineering of most of the equipment manufactured by Matthews Studio Equipment, Inc., since 1972. In the latter 1970s Mr. Phillips authored the first ANSI standard covering mounting equipment interface for the motion picture industry. Mr. Phillips continues to maintain an active role in the ongoing engineering effort of the Company. Mr. Phillips is a co-recipient of two Technical Achievement Awards from the Academy of Motion Picture Arts and Sciences for the Tulip Crane and for the development of the Cam-Remote(R) System in March 1983 and March 1985, respectively. He is also a co-recipient of a Technical Achievement Award from the Academy of Television Arts and Sciences for the Cam-Remote(R) System in September 1989. Mr. Phillips is a past president of the Professional Motion Picture Equipment Association and has served on many subcommittees of the Society of Motion Picture and Television Engineers. He is a member of the American Society of Cinematographers.

Ernst F. Nettmann has served as a director of the Company since February 1989. Mr. Nettmann was president of Matthews Studio Electronics, a general partnership since 1982, and of Matthews Studio Electronics, Inc. ("Electronics"), one of its general partners, since July 1989. Mr. Nettmann is president of E.F. Nettmann & Associates, Inc., a privately held corporation, which has been managing the business of Electronics since October 1, 1994 pursuant to a management and license agreement. Prior to 1981, Mr. Nettmann was principal owner of Continental Camera Rental, which made and rented his Technical Achievement Award-winning camera mounts and aerial photography optical systems. He is a co-recipient of a like award from the Academy of Motion Picture Arts and Sciences in March 1985 and the Academy of Television Arts and Sciences in September 1989 for the development of the Cam-Remote(R) System.

Jack Brehm has served as a director since February 1989, and served as chief financial officer of the Company from that date through December 1991. Mr. Brehm was with Ernst & Young LLP from 1951 until his retirement as a partner in 1988. Since his retirement in September 1988, Mr. Brehm has acted as a financial consultant. Mr. Brehm is a director of Cosmetics Group USA, Inc., a public corporation listed on the Nasdaq Small Cap System, which manufactures and packages cosmetic and other beauty care products.

Jerome E. Farley has served as a director of the Company since April 1994. He is president and chief executive officer of Western Security Bancorp, a bank holding company. Continuously since December 1992, he has also been president, chief executive officer and a director of Western Security Bank. From 1981 through most of 1992, Mr. Farley was a director and an executive officer of First Regional Bank. Continuously since 1979 Mr. Farley has been a director of Regional Properties, Inc., a real estate development company, principally active in Riverside County, California. Mr. Farley has been a member of the State Bar of California since 1973. From 1973 through 1985 he was general counsel to a number of subsidiaries of City Investing Company, a public corporation listed on the New York Stock Exchange. Mr. Farley has been a professor at the Pepperdine University School of Business and Management since 1984.

John H. Donlon has served as a director of the Company since February 1995. He is president and director of Four Media Company ("4MC"), a privately held corporation with revenues in excess of $75 million. 4MC employs over 600 people worldwide, principally at its facilities in Burbank and Santa Monica, California, and Singapore. 4MC provides post-production services to the Hollywood television and motion picture industry along with playback and satellite transmission services for eighteen channels of cable programming to the USA. The Singapore subsidiary provides similar services to American companies in Asia. From 1984 to 1993, Mr. Donlon was president and chief executive officer of Compact Video Group, Inc. ("CVG"). During his tenure, CVG expanded its editing and sound services, consolidated its duplication and satellite transmission services, developed syndication capability and established a successful network origination business. From 1981 to 1984 he was president of Technicolor Videocassette where he launched a videocassette duplication facility from the ground up. From 1977 to 1981 he was vice president of operations for Technicolor, the largest motion picture and television film laboratory in the world.

Benjamin P. Giess was elected a director of the Company in September 1995. Mr. Giess is a partner and executive officer of ING. Mr. Giess has been employed by ING or its predecessors and affiliates since 1992. From 1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. From 1986 to 1988, Mr. Giess was the credit department manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986 Mr. Giess was employed by Shawmut Bank of Boston, N.A. Mr. Giess also serves on the board of directors of American Communication Services, Inc., a public corporation listed on the Nasdaq Small Cap System, which is a competitive local access telecommunications provider. He is also a director of CMI Holding Corp., a privately held book retailer and specialty importer.

John F. Jastrem was elected a director of the Company in September 1995. He is chairman and chief executive officer of Hooven Direct Marketing, a privately held corporation founded in 1922 with more than 250 employees. From 1995 to 1996, Mr. Jastrem served as president and chief executive officer of Colt's Manufacturing Company, Inc., and a management consultant to major business enterprises. From 1993 to 1995 Mr. Jastrem was president and chief operating officer of Acme Holdings, Inc. and Acme Acquisition Corp., the fifth largest equipment rental business in the United States. From 1990 to 1993 Mr. Jastrem was senior vice president and chief financial officer of Knapp Communications Corp., the publisher of Architectural Digest and Bon Appetit magazines which were acquired by Conde Nast. From 1989 through 1990 Mr. Jastrem was chief financial officer of Reliance Steel & Aluminum Company, a metals distributing company. From 1985 to 1989 Mr. Jastrem was part of the management team of Wickes Companies, Inc., a $6 billion manufacturer and retailer, during its successful reorganization. From 1977 to 1985 Mr. Jastrem was a senior manager for Arthur Andersen & Co.

John A. Alonzo was elected a director of the Company in July 1996. Mr. Alonzo is the first cinematographer to be recognized by the U.S. Library of Congress, for his cinematography work on the feature film "Chinatown," and is a member of the American Society of Cinematographers. Other feature films on which Mr. Alonzo was the principal cinematographer include "Harold and Maude," "Scarface," "Steel Magnolias," and "Star Trek, Generations." Mr. Alonzo holds an honorary Doctorate Degree in Humane Letters from Columbia College, Hollywood, and an honorary Bachelors Degree from The Brooks Institute. Mr. Alonzo has given seminars and lectures at the University of Southern California and is currently on the faculty of The American Film Institute.

                               EXECUTIVE OFFICERS

The Company's executive officers also include Mr. Gary S. Borman.

Gary S. Borman joined the Company as corporate controller and chief accounting officer in March 1996. From 1991 to 1996 Mr. Borman was the controller of HR Textron, Inc., an aerospace component manufacturer and a division of Textron, Inc. From 1982 to 1991 Mr. Borman was a senior manager for Ernst & Young LLP.

                               BOARD OF DIRECTORS

Meetings and Remuneration

During the fiscal year ended September 30, 1996, the Board held five regular meetings, and no director attended less than 75% of the aggregate of all Board meetings and all of the meetings held by any committee on which he served. Non-employee members of the Board receive a retainer of $1,000 per month for services rendered to the Board of Directors and Committee(s) of the Board of Directors and for his or her attendance at the meetings. In addition, each independent director receives an option to purchase 15,000 shares of Common Stock. Such shares are exercisable ratably 6, 24 and 36 months after the grant date, and the exercise price per share is the market value of the shares at the grant date, or $3.00 per share, in the case of the options granted to Mr. Giess and Mr. Jastrem (the market value was less than $3.00 on the date on which the options were granted to Messrs. Giess and Jastrem). Mr. Giess has assigned to ING the compensation to which Mr. Giess would be entitled as an independent director.

Committees

The Company has an Audit Committee chaired by Mr. Brehm and include Messrs. Farley, Donlon, Giess, Jastrem and Alonzo as members. The Committee held four meetings during fiscal 1996. The primary function of this Committee is to review periodic financial statements and certain financial information before publication; discuss the scope of independent accountants' engagement and review the scope of the independent accountants' performance, reports and fees; review the scope and adequacy of the Company's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

The Company has a Compensation/Stock Option Committee chaired by Mr. Brehm and include Messrs. Farley, Donlon, Giess, Jastrem and Alonzo as members. The Committee held two meetings during fiscal 1996. Its primary function is to review compensation levels of members of management; evaluate the performance of management and consider management succession and related matters; and develop and administer the Company's various incentive plans, including the Company's stock option plan and incentive compensation plans.

                  REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

The following Report of the Compensation/Options Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

The Compensation/Options Committee (the "Compensation Committee"), a committee composed entirely of directors who are not employed by the Company and who do not serve as officers of the Company, develops and administers the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Compensation Committee consults with the Chief Executive Officer, Chief Financial Officer and Chairman of the Board except when reviewing his performance, in which case the Compensation Committee meets independently. The Compensation Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the individuals named in the Summary Compensation Table (the "Compensation Table").

Statement on Philosophy of Executive Compensation

In April 1995, the Compensation Committee adopted general principles with respect to executive compensation, i.e., establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company. Those general principles continue to be utilized by the Compensation Committee and are as follows:

     o The Company must offer competitive salaries to be able to attract and retain highly qualified and experienced executives and other management personnel;

     o Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

     o The financial interest of the Company's senior executives should be aligned with the financial interest of the shareholders, primarily through stock option grants, restricted stock and other long-term incentive arrangements.

Base Salary

Base salaries for the Chief Executive Officer, Chief Financial Officer and Chairman of the Board, and other executive officers, are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer's position and compensation paid to equivalent executive officers at comparable companies. Salaries of officers or employees who are not covered by an employment agreement are reviewed periodically (at least annually) and adjusted as warranted to reflect sustained individual performance. The Compensation Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone. Total compensation for executive officers consists of a combination of salaries, bonuses, stock option grants and contributions to the Company's 401(k) plan.

The compensation for the five highest paid executive officers of the Company in fiscal 1996 is set forth in the Compensation Table.

                              COMPENSATION AND OPTIONS COMMITTEE

                                         Jack Brehm
                                         Jerome E. Farley
                                         John H. Donlon
                                         Benjamin P. Giess
                                         John F. Jastrem
                                         John A. Alonzo

                               PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 Composite Index and a self-selected peer group of companies (the "Peer Group").

                             [GRAPH APPEARS HERE]

     CUMULATIVE TOTAL RETURN*         1992     1993     1994     1995     1996
----------------------------------   ------   ------   ------   ------   ------
MATTHEWS STUDIO EQUIPMENT GROUP       76.06    67.61    69.01    47.89    45.08
S&P 500 INDEX                        111.05   125.49   130.11   168.82   203.14
PEER GROUP WEIGHTED AVERAGE          147.34   100.90   153.53   238.42   151.75
-------------------------------------------------------------------------------

----------------

* Annual return assumes reinvestment of dividends. Cumulative Total Return assumes an initial investment of $100 on September 30, 1991. The Peer Group members include: ARC International Corp., Chyron Corp., Camera Platforms International, Inc., Avid Technology, Inc. (since March 1993), Trans Global Services Inc. (since August 1994), and Shop Television Network, Inc. (since March 1994). Trans Global Services Inc. formerly known as Concept Technologies Group.

The following table sets forth information concerning total compensation earned by or paid to, during the Company's fiscal years ended September 30, 1994, September 30, 1995 and September 30, 1996, those persons who at September 30, 1996, were the Company's chief executive officer and the five most highly compensated executive officers of the Company, earning at least $100,000 in combined salary and bonus for services rendered to the Company:

                          SUMMARY COMPENSATION TABLE

=================================================================================================================================
                         Annual Compensation                                              Long-Term Compensation
                                                                           ------------------------------------------------------
                                                                                   Awards                        Payouts
---------------------------------------------------------------------------------------------------------------------------------

Name and Principal Position     Year    Salary     Bonus     Other Annual    Restricted   Securities      LTIP       All Other
 /1/                                     ($)        ($)      Compensation       Stock     Underlying    Payouts    Compensation
                                                                             Awards ($)   Options/         ($)
                                                                                           SARs
                                                                                            (#)
--------------------------------------------------------------------------------------------------------------------------------

Carlos D. De Mattos,            1996   263,425     50,000         --            --            --         --            1,462
Chairman, Director, Chief       1995   225,866         --         --            --       200,000         --            1,828
Executive Officer and Chief     1994   227,631         --         --            --            --         --            1,828
Financial Officer
--------------------------------------------------------------------------------------------------------------------------------

Edward Phillips, Director,      1996   263,425    100,000         --            --            --         --            1,799
President, Matthews Studio      1995   225,866         --         --            --       200,000         --            2,249
Equipment, Inc.                 1994   227,631         --         --            --            --         --            1,994
-------------------------------------------------------------------------------------------------------------------------------

OTHER ANNUAL COMPENSATION - None paid.
RESTRICTED STOCK AWARDS - The Company does not have a plan for restricted stock awards.
LTIP PAYOUTS - None paid.  No plan in place.
ALL OTHER COMPENSATION - This represents Company contributions to the 401(k) plan.
===============================================================================================================================

----------------------------

/1/  There are only two reportable individuals.

The following table shows exercises and values of options and SARs held by the named executive officers:

                     OPTIONS/SAR EXERCISES AND FY-END VALUE

====================================================================================================

         Name               Shares         Value     (# of Shares) Underlying      ($) Year-End Value
                         Acquired on     Realized          Unexercised            of Unexercised In-
                         Exercise (#)      ($)             Options/SARs            The-Money Options
                                                         Exercisable (E)/              and SARs
                                                         Unexercisable (U)         Exercisable (E)/
                                                                                   Unexercisable (U)
----------------------------------------------------------------------------------------------------

Carlos D. De Mattos        --             --         140,000(E)/134,000(U)       $21,400(E)/0.00(U)
----------------------------------------------------------------------------------------------------
Edward Phillips            --             --         140,000(E)/134,000(U)       $21,400(E)/0.00(U)
====================================================================================================

                                RETIREMENT PLANS

The Company has an employee benefit plan intended to qualify under Section 401(k) of the Internal Revenue Code. Under the plan, employees may contribute as deferred compensation up to 6% of compensation (not to exceed $9,500 annually). The Company matches from 20% to 50% of employee contributions, based on individual salary levels. The Company's contributions accrued under the plan in the year ended September 30, 1996 was a maximum of approximately $1,800 for each of the officers listed above. The Company does not have any defined benefit or actuarial plan.


                             EMPLOYMENT AGREEMENTS

The Company entered into written employment agreements with Carlos D. De Mattos and Edward Phillips on July 1, 1995 (the "Employment Agreements") to serve as the Company's President and Chairman of the Board, and, as President of the Company's wholly owned subsidiary, Matthews Studio Equipment, Inc., respectively, for a three-year term commencing July 1, 1995 at annual base salaries of $257,000. Said base salaries increase annually for cost-of-living and by amounts not less than 10% based on the sole discretion of the Compensation Committee of the Board of Directors, during the term of the Employment Agreements. Mr. De Mattos' base salary was increased by the Compensation Committee to $332,700 per year, starting October 1, 1996. Mr. Phillips' base salary increased to $282,700 for the period from July 1, 1996 to June 30, 1997. The Employment Agreements provide for annual incentive bonuses for 20% to 40% of the base salary depending upon attainment by the Company of specified Earnings (as defined in the Employment Agreements). The Employment Agreements each contain the grant of an option to purchase 200,000 shares of Common Stock at an exercise price of $3.00 per share. The right to purchase up to 66,667 shares under such options vests in like installments commencing on the first and the next two successive anniversary dates of the Employment Agreements and these options are exercisable until July 2005.


                           RELATED PARTY TRANSACTIONS

The principal facilities of the Company are leased from PDM, a partnership owned by Carlos D. De Mattos and Edward Phillips. As of October 1, 1995, the Company and PDM agreed to cancel the master lease (which would have expired December 31, 1996), and entered into a new lease which will expire

December 31, 1999. In negotiating for the new lease, the Company acted through and by its directors and executive officers other than Messrs. De Mattos and Phillips (who are financially interested in PDM as its general partners). To achieve this new lease, the remaining lease payments through December 31, 1996 (fifteen months at $1.23 per square foot) were added to a three-year extension (thirty-six months at $0.62 per square foot, which was at the time of the lease negotiation the current prevailing rental rate for like property in the Burbank area.) The average resulting rent for the entire 51-month period of the new lease is $0.80 per square foot.

The executive office, showroom and warehouse of Hollywood Rental Co., Inc. in Sun Valley, California, are leased from a former director and former officers of the Company under leases which expire in April, 1997. In addition, a company owned by Ernst F. Nettmann, a director of the Company, has a Management Agreement with Electronics, a wholly owned subsidiary of the Company, pursuant to which Mr. Nettmann's company manages the Cam-Remote(R) Systems business of Electronics. Mr. Nettmann's company is entitled to receive compensation predicated on achieving certain revenues under the Management Agreement, as well as rental reimbursement of approximately $3,000 per month.

At July 1, 1989 the Company had issued two promissory notes, each in the principal sum of $107,000, to Messrs. De Mattos and Phillips to pay certain obligations. These notes were paid in full by the Company during the fiscal year ended September 30, 1996.


                                   PROPOSAL 2
                     AMENDMENT OF ARTICLES OF INCORPORATION
                           TO ELIMINATE INAPPLICABLE
                   LANGUAGE REGARDING THE COMPANY'S BUSINESS

The Articles of Incorporation of the Company provide at Articles II and III that the Company may conduct any lawful business, but also state that the Company's initial business is the manufacturing and selling of ties. The Board of Directors has unanimously declared the advisability of an amendment to the Articles of Incorporation to state that the Company may engage in any lawful activity for which a corporation may be organized under the General Corporation Law of California and, by such amendment, eliminate from the Articles of Incorporation all unnecessary and inapplicable discussion regarding the initial business of the Company, which business the Company no longer conducts.

A form of the amendment to the Articles of Incorporation proposed to be adopted by the shareholders at the Meeting is included with this Proxy Statement.

If the proposed amendment is adopted by the shareholders, the Company plans to file a Certificate of Amendment to the Company's Articles of Incorporation with the Secretary of State of the State of California promptly following the Meeting. The amendment will be effective upon filing.

The affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon is required for the adoption of the proposed amendment to the Company's Articles of Incorporation. Abstentions and broker non-votes have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE INAPPLICABLE LANGUAGE REGARDING THE COMPANY'S BUSINESS.

                                   PROPOSAL 3
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has audited and reported upon the financial statements of the Company for the fiscal year ended September 30, 1996 and has acted as the Company's independent accountants since their appointment for fiscal 1991. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected Ernst & Young LLP as the Company's independent accountants for the fiscal year ending September 30, 1997. Representatives of Ernst & Young LLP are expected to be at the Meeting to respond to questions and will have the opportunity to make a statement if they desire to do so.

All services provided to the Company by Ernst & Young LLP were approved by the Audit Committee which also considered the possible effect on the independence of Ernst & Young LLP by rendering such services.

Audit services of Ernst & Young LLP included the examination of the consolidated financial statements, services related to filings with the Commission, and the performance of certain consulting services in respect of the Company's quarterly unaudited financial information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY ERNST & YOUNG LLP'S APPOINTMENT AS INDEPENDENT ACCOUNTANTS.


                             PRINCIPAL SHAREHOLDERS

As of February 25, 1997, the only persons known by the Company to own beneficially or that may be deemed to own beneficially more than five percent of any class of its voting stock were:

==========================================================================
  Name and Address of Beneficial      Number of Shares      Percentage of
           Owner /1/                 Beneficially Owned   Common Stock /2/
--------------------------------------------------------------------------

Carlos D. De Mattos                       2,057,117 /3/              19.91%
---------------------------------------------------------------------------
Edward Phillips                           2,057,117 /4/              19.91%
---------------------------------------------------------------------------
ING Equity Partners, L.P. I /5/           4,132,464 /6/              40.00%
===========================================================================

-----------------

/1/ Unless otherwise noted, all shares are beneficially owned and the sole voting power is held by the person indicated, and the address of each of these individuals is: c/o Matthews Studio Equipment Group, 2405 Empire Avenue, Burbank, California 91504.

/2/  Based on 10,331,591 shares outstanding at February 25, 1997.

/3/ Includes 1,816,450 shares owned by a family trust with trust management vested in the named person as the trustee and 100,000 shares owned by a limited liability company owned by such family trust. Also includes an option to purchase 140,667 shares of Common Stock.

/4/ Includes 1,847,450 shares owned by a family trust with trust management vested in the named director as the trustee, and 69,000 shares owned by the named person directly. Also includes an option to purchase 140,667 shares of Common Stock.

/5/ This company's address is 135 East 57th Street, 16th Floor, New York, New York 10022.

/6/ Includes the Warrant to purchase 2,322,464 shares of Common Stock. ING is entitled to contingent voting rights for the 2,322,464 shares underlying the Warrant pursuant to a share of Preferred Stock, as discussed above in this Proxy Statement. Also includes the exercisable portion (to purchase 10,000 shares) of an option issued to ING as consideration for the services of its appointee, Benjamin P. Giess, to purchase a total of 15,000 shares of Common Stock.


                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of shares of the Company's equity securities, to file by specific dates with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by security regulations to furnish the Company with copies of all Section 16(a) forms that they may file. The Company is required to report in this proxy statement any failure of its directors and executive officers and greater than ten percent shareholders to file by the relevant due date any of these reports during the two preceding fiscal years.

To the best of the Company's knowledge, based solely on review of copies of such reports furnished to the Company during the two fiscal years ended September 30, 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with, except: No Form 3s were filed by Directors Ernst F. Nettmann, John H. Donlon, or John A. Alonzo. As far as the Company is aware, all transactions for ING, and for Directors Carlos D. De Mattos, Edward Phillips, Jack Brehm, Benjamin P. Giess, John F. Jastrem and Jerome E. Farley were previously reported on Form 4 and there were no transactions by the officers, directors and holders of ten percent or more of the Company's securities which would have required reporting by such persons during such period, except as discussed below with regard to certain late filings.

A Statement of Change of Beneficial Ownership on Form 4 (with respect to the sale by Edward Phillips, a director and greater than ten percent shareholder of the Company, of 5,000 shares of Common Stock in the open market in September
1994) was filed subsequent to its due date, due to an administrative error.
Also Statements of Change of Beneficial Ownership on Form 4 (with respect to the issuance by the Company to ING in November 1995 of an option to purchase 15,000 shares of the Common Stock) were filed by Benjamin P. Giess, a director of the Company, and ING subsequent to their due date, due to an administrative error.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management at the Meeting. If any other business properly comes before the Meeting, the proxy holders intend to vote the proxies as recommended by the Board.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Proposals for shareholder action that eligible shareholders wish to have included in the Company's Annual Meeting to be held in March 1998 must be received by the Company at its principal executive offices on or before January 15, 1998 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting.
Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.


                            SOLICITATION OF PROXIES

Proxies for the Meeting will be solicited by mail and through brokerage institutions, and all expenses involved, including printing and postage, will be paid by the Company.


                               OTHER INFORMATION

A copy of the Company's Annual Report for the year ended September 30, 1996 and of the Company's Form 10-Q for the quarter ended December 31, 1996 are being furnished herewith to each shareholder of record as of the Record Date. Additional copies of the Annual Report and such Form 10-Q will be provided for a nominal charge upon written request to: Investor Relations Department, Matthews Studio Equipment Group, 2405 Empire Avenue Burbank, CA 91504-3399.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Gregory Moiseeff

March 7, 1997                 Gregory Moiseeff, Secretary

                 [AMENDMENT OF THE ARTICLES OF INCORPORATION TO
                   ELIMINATE INAPPLICABLE LANGUAGE REGARDING
                            THE COMPANY'S BUSINESS]


1. Article II of the Articles of Incorporation is hereby deleted in its entirety.

2. Article III of the Articles of Incorporation is hereby amended and restated in full as follows, and is hereby renumbered as Article II:

                                   ARTICLE II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

3. Articles IV, V, VI, VII and XIII are hereby renumbered as Articles III, IV, V, VI, and VII, respectively.

                        Matthews Studio Equipment Group
                              2405 Empire Avenue
                          Burbank, California  91504
                                (818) 843-6715




===============================================================================

                                   P R O X Y

                      SOLICITED BY THE BOARD OF DIRECTORS

             ANNUAL MEETING - MARCH 27, 1997 - BURBANK, CALIFORNIA

The undersigned hereby appoints Carlos D. De Mattos, with full power of substitution and to act alone, as proxyholder for the undersigned to vote all the shares of common stock that the undersigned would be entitled to vote at the 1997 Annual Meeting of Shareholders of Matthews Studio Equipment Group and at any adjournment thereof, upon all matters described in the Proxy Statement for the Meeting referred to on the reverse side of this card in the manner there indicated, and, in his discretion, upon any other matters which properly come before the Meeting.

                             ELECTION OF DIRECTORS
                                   Nominees:

                Carlos D. De Mattos, Edward Phillips, Ernst F.
                Nettmann, Jack Brehm, Jerome E. Farley, John H.
                  Donlon, Benjamin P. Giess, John F. Jastrem,
                                John A. Alonzo

IF NO OTHER INDICATION IS MADE, THE PROXYHOLDER SHALL VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES SET FORTH ABOVE.


PLEASE FILL IN REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

               [ ]                [ ]                   [ ]
             For All         Withhold From         Per Cumulative
             Nominees         All Nominees           Vote Below

Carlos D. De Mattos                                Jerome E. Farley
Edward Phillips                                    John H. Donlon
Ernst F. Nettmann                                  Benjamin P. Giess
Jack Brehm                                         John F. Jastrem
                                                   John A. Alonzo


              PROPOSAL 2 - AMENDMENT OF ARTICLES OF INCORPORATION
      TO ELIMINATE INAPPLICABLE LANGUAGE REGARDING THE COMPANY'S BUSINESS

               [ ]                [ ]                   [ ]
          For Proposal 2        Against             Abstain From
                               Proposal 2            Proposal 2

Approval of the amendment of the Company's Articles of Incorporation to eliminate inapplicable language regarding the Company's business, as described in the Proxy Statement.


             PROPOSAL 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

          [ ]                    [ ]                         [ ]
    For Proposal 3        Against Proposal 3       Abstain From Proposal 3

          Approval of selection of Ernst & Young LLP as the Company's accountants for the fiscal year ending September 30, 1997.


               INSTRUCTIONS TO MARK YOUR VOTE FOR EACH PROPOSAL:
[1] PLEASE MARK YOUR VOTE WITH A [X] IN YOUR CHOICE OF ONE OF THE 3 BOXES PROVIDED FOR EACH PROPOSAL. [2] JOINT OWNERS MUST EACH SIGN. IF ACTING AS ATTORNEY, TRUSTEE, EXECUTOR OR IN ANOTHER REPRESENTATIVE CAPACITY, SIGN AND PRINT YOUR NAME AND TITLE. [3] TO VOTE CUMULATIVELY FOR PROPOSAL 1, MARK THE APPROPRIATE BOX AND INDICATE THE NUMBER OF VOTES YOU WISH TO CAST FOR EACH DIRECTOR. THE TOTAL NUMBER OF VOTES YOU CAST FOR ALL NOMINEES MAY NOT EXCEED YOUR TOTAL NUMBER OF SHARES. [4] YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY LINING THROUGH OR STRIKING OUT THE NAME OF ANY NOMINEE. [5] PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.



-------------------------  -------------------------  -------------------------
        Signature                    Title                      Date


-------------------------  -------------------------  -------------------------
        Signature                    Title                      Date


-------------------------  -------------------------  -------------------------
        Signature                    Title                      Date